OMNI ENERGY SERVICES CORP.

                              NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  John H. Untereker                             318.896.6664
          President/Chief Executive Officer


OMNI Energy Estimates Second Quarter Loss

CARENCRO, La., July 22, 1999 OMNI Energy Services Corp. (Nasdaq: OMNI), announced today that its financial results will not meet analyst expectations for the quarter ended June 30, 1999. The Company estimates that it will report a net loss for the quarter of $4.3 million ($0.27 per basic share) on revenues of $8.5 million compared to net income of $3.5 million ($0.22 per share) and revenues of $24.3 million in the June 1998 quarter. The Company indicated that the earnings shortfall is attributable to substantially lower domestic revenues from all business segments, which aggregated $6.9 million for the quarter. Additionally, an operating loss of $1.9 million ($0.12 per share) was incurred from South American operations in the quarter. The loss occurred primarily due to an integrated project in Argentina, which encountered significant cost variances due to statutory and labor problems. The job has been completed and no further operating losses are anticipated.

OMNI indicated final results for the quarter will be publicly released on August 4, 1999.

Headquartered in Carencro, La., OMNI provides a broad range of integrated services to both geophysical and exploration and production companies engaged in the acquisition of on-shore seismic data. The Company provides its services through three business units: Seismic Drilling, Seismic Survey and Helicopter Support. OMNI specializes in operations in logistically difficult and environmentally sensitive terrain worldwide.